Confidential treatment has been requested for certain omitted portions from this exhibit. Omissions are designated as ‘REDACTED’. A complete version of this exhibit has been filed with the Securities and Exchange Commission.

January 24, 2016

Mr. Kevin Kim
Chairman of the Board
BBCN Bancorp

Mr. Kim,

In connection with my resignation from the Board of Directors of BBCN Bancorp effective January 21, 2016, I wanted to provide you with a brief explanation of why I felt I had to resign.

                REDACTED                                                In my 15 months here, I have observed fundamental governance issues and a dysfunctional board environment characterized by factionalism and a lack of transparency.

I have provided recommendations to address these specific problems as well as those aimed at general reform. The recommendations have been ignored. I have also voiced my strong disapproval of your actions, many imbued with self-interest and counter to advancing shareholder interest.

Most recently, a unique opportunity to maximize BBCN’s value - through open, competitive bidding by two interested parties in a merger transaction - was suppressed in favor of an opaque, exclusive engagement with one party. As I clearly stated to you and the other directors, this process was not consistent with best practices and, in my view, yielded a poor outcome for our shareholders.

For these reasons, I felt I could no longer remain on the Board and I submitted my resignation.

I appreciated the opportunity to serve BBCN and extend my best wishes to the Bank and its employees. Sincerely,

C.K. Hong

CC: Independent Directors, BBCN